Exhibit 4.21

Business Loan Agreement dated July 1, 2016, by and among Dougherty’s Holdings, Inc.; Dougherty’s Pharmacy, Inc.; Dougherty’s Pharmacy El Paso, LLC; Dougherty’s Pharmacy Humble, LLC; Dougherty’s Pharmacy McAlester, LLC; Dougherty’s Pharmacy Forest Park Dallas, LLC; and Dougherty’s Pharmacy Springtown, LLC (as “Borrower”) and First National Bank of Omaha.

BUSINESS LOAN AGREEMENT (ASSET BASED)

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$4,750,000.00	07-01-2016	07-01-2017	4571681	110		301013

References in the boxes above are for Lender use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing ••••• has been omitted due to text length limitations.

Borrower:	Dougherty’s Holdings, Inc.; DOUGHERTY’S	Lender	First National Bank of Omaha
	PHARMACY, INC.; Dougherty’s Pharmacy El Paso,		Branch #042
	LLC; Dougherty’s Pharmacy Humble, LLC;		4500 Preston Road
	Dougherty’s Pharmacy McAlester, LLC;		Frisco, TX 75034
Dougherty’s Pharmacy Forest Park Dallas, LLC;
and Dougherty’s Pharmacy Springtown, LLC
16250 Knoll Trail Ste 102
Dallas, TX 75248

THIS BUSINESS LOAN AGREEMENT {ASSET BASED) dated July 1, 2016, is made and executed between Dougherty's Holdings, Inc.; DOUGHERTY'S PHARMACY, INC.; Dougherty’s Pharmacy El Paso, LLC; Dougherty's Pharmacy Humble, LLC; Dougherty's Pharmacy McAlester, LLC; Dougherty's Pharmacy Forest Park Dallas, LLC; and Dougherty's Pharmacy Springtown, LLC ("Borrower") and First National Bank of Omaha ("Lender") on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, Including those which may be described on any exhibit or schedule attached to this Agreement. Borrower understands and agrees that: (A) in granting, renewing, or extending any Loan, Lender is relying upon Borrower's representations, warranties, and agreements as set forth in this Agreement;(B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender's sole judgment and discretion; and (C) all such Loans shall be and remain subject to the terms and conditions of this Agreement.

TERM. This Agreement shall be effective as of July 1, 2016, and shall continue in full force and effect until such time as all of Borrower's Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys' fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.

LINE OF CREDIT. Lender agrees to make Advances to Borrower from time to time from the date of this Agreement ta the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Base. Within the foregoing limits, Borrower may barrow, partially or wholly prepay, and reborrow under this Agreement as follows:

Conditions Precedent to Each Advance. Lender's obligation to make any Advance to or far the account of Borrower under this Agreement is subject to the following conditions precedent. with all documents, instruments, opinions, reports, and other items required under this Agreement to be in form and substance satisfactory to Lender:

(1) Lender shall have received evidence that this Agreement and all Related Documents have been duly authorized, executed, and delivered by Borrower to Lender.

(2) Lender shall have received such opinions of counsel, supplemental opinions, and documents as Lender may request.

(3) The security interests in the Collateral shall have been duly authorized, created, and perfected with first lien priority and shall be in full farce and effect.

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(4) All guaranties required by Lender for the credit facility(ies) shall have been executed by Each Guarantor, delivered to Lender, and be in full force and effect.

(5) Lender, at its option and for its sole benefit, shall have conducted an audit of Borrower's Accounts, Inventory, books, records, and operations, and Lender shall be satisfied as to their condition.

(6) Borrower shall have paid to Lender all fees, costs, and expenses specified in this Agreement and the Related Documents as are then due and payable.

(7) There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement, and Borrower shall have delivered to Lender the compliance certificate called for in the paragraph below titled "Compliance Certificate."

Making Loan Advances. Advances under this credit facility, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by authorized persons. Lender may, but need not, require that all oral requests be confirmed in writing. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower (1) when credited to any deposit account of Borrower maintained with Lender or (2) when advanced in accordance with the instructions of an authorized person. Lender, at its option, may set a cutoff lime, after which all requests for Advances will be treated as having been requested on the next succeeding Business Day.

Mandatory Loan Repayments. If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, Borrower, immediately upon written or oral notice from Lender, shall pay to Lender an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base. On the Expiration Date, Borrower shall pay to Lender in full the aggregate unpaid principal amount of all Advances then outstanding and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, not yet paid.

Loan Account. Lender shall maintain on its books a record of account in which ender shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facility. Lender shall provide Borrower with periodic statements of Borrowers account, which statements shall be considered to be correct and conclusively binding on Borrower unless Borrower notifies Lender to the contrary within thirty (30) days after Borrowers receipt of any such statement which Borrower deems to be incorrect.

COLLATERAL. To secure payment of the Primary Credit Facility and performance of all other Loans, obligations and duties owed by Borrower to Lender, Borrower (and others, required) shall grant to Lender Security Interests in such property and assets as Lender may require. Lender's Security Interests in the Collateral shall be continuing lens and shall include the proceeds and products of the Collateral, including without limitation the proceeds at any insurance. With respect to the Collateral, Borrower agrees and represents and warrants to Lender:

Perfection of Security Interests. Borrower agrees to execute all documents perfecting Lender's Security Interest and to take whatever actions are requested by Lender to perfect and continue Lender's Security Interests in the Collateral. Upon request of Lender, Borrower will deliver to Lender any and all at the documents evidencing or constituting the Collateral and Borrower will note Lender's interest upon any and all chattel paper and instruments if not delivered to Lender for possession by Lender. Contemporaneous with the execution of this Agreement, Borrower will execute one or more UCC financing statements and any similar statements as may be required by applicable law, and Lender will tile such financing statements and all such similar statements in the appropriate location or locations. Borrower hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or ta continue any Security Interest. Lender may at any time, and without further authorization from Borrower, file a carbon, photograph, facsimile, or other reproduction of any financing statement for use as a financing statement. Borrower will reimburse Lender for all expenses for the perfection, termination, and the continuation of the perfection of Lender's security interest in the Collateral. Borrower promptly will notify Lender before any change in Borrower's name including any change to the assumed business names of Borrower. Borrower also promptly will notify Lender before any change in Borrower's Social Security Number or Employer Identification Number. Borrower further agrees to notify Lender in writing prior to any change in address or location of Borrower's principal governance office or should Borrower merge or consolidate with any other entity.

Collateral Records. Borrower does now, and at all times hereafter shall, keep correct and accurate records of the Collateral, all of which records shall be available to Lender or Lender's representative upon demand for inspection and copying at any reasonable time. With respect to the Accounts, Borrower agrees to keep and maintain such records as Lender may require, including without limitation information concerning Eligible Accounts and Account balances and agings. Records related to Accounts (Receivables) are or will be located at 16250 Knoll Tr Ste 102, Dallas, TX 75248. With respect to the Inventory, Borrower agrees to keep and maintain such records as Lender may require, including without limitation information concerning Eligible Inventory and records itemizing and describing the kind, type, quality, and quantity of Inventory, Borrower's Inventory costs and selling prices, and the daily withdrawals and additions to Inventory. Records related to Inventory are or will be located at 16250 Knoll Tr Ste 102, Dallas, TX 75248. The above is an accurate and complete list of all locations at which Borrower keeps or maintains business records concerning Borrower's collateral.

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Collateral Schedules. Concurrently with the execution and delivery of this Agreement, Borrower shall execute and deliver to Lender schedules of Accounts and Inventory and schedules of Eligible Accounts and Eligible Inventory in form and substance satisfactory to the Lender. Thereafter supplemental schedules shall be delivered according to the following schedule: With respect to Eligible Accounts, schedules shall be delivered within thirty (30) days of each month end. With respect to Eligible Inventory, schedules shall be delivered within thirty (30) days of each month end.

Representations and Warranties Concerning Accounts. With respect to the Accounts, Borrower represents and warrants to Lender: (1) Each Account represented by Borrower to be an Eligible Account for purposes of this Agreement conforms to the requirements of the definition of an Eligible Account; (2) All Account information listed on schedules delivered to Lender will be true and correct, subject to immaterial variance; and (3) Lender, its assigns, or agents shall have :he right at any time and at Borrower's expense to inspect, examine, and audit Borrower's records and to confirm with Account Debtors the accuracy of such Accounts.

Representations and Warranties Concerning Inventory. With respect to the Inventory, Borrower represents and warrants to Lender: (1) All Inventory represented by Borrower to be Eligible Inventory for purposes of this Agreement conforms to the requirements of the definition of Eligible Inventory; (2) All Inventory values listed on schedules delivered to Lender will be true and correct, subject to immaterial variance; (3) The value of the Inventory will be determined on a consistent accounting basis; (4) Except as agreed to the contrary by Lender in writing, all Eligible Inventory is now and at all times hereafter will be in Borrower's physical possession and shall not be held by others on consignment. sale on approval, or sale or return; [5) Except as reflected in the Inventory schedules delivered to Lender, all Eligible Inventory is now and at all times hereafter will be of good and merchantable quality, tree from defects; (6) Eligible Inventory is not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar party without Lender's prior written consent, and, in such event, Borrower will concurrently at the time of bailment cause any such bailee, warehouseman, or similar party to issue and deliver to Lender, in form acceptable to Lender, warehouse receipts in Lender name evidencing the storage of Inventory; and 1:7) Lender, its assigns, or agents shall have the right at any time and at Borrower's expense to inspect and examine the Inventory and to check and test the same as to quality, quantity, value, and condition.

CONDITIONS PRECEDENT TO EACH ADVANCE. Lenders obligation to make the initial Advance and each subsequent Advance under this Agreement shall be subject to the fulfillment to Lender's satisfaction of all of the conditions set forth in this Agreement and in the Related Documents.

Loan Documents. Borrower shall provide to Lender the following documents for the Loan: (1) the Note; (2) Security Agreements granting to Lender security interests in the Collateral; (3) financing statements and all other documents perfecting Lender's Security Interests; (4) evidence of insurance as required below; (5) guaranties; (6) together with all such Related Documents as Lender may require for the Loan; all in form and substance satisfactory to Lender and Lender's counsel.

Borrower's Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel, may require.

Fees and Expenses Under This Agreement. Borrower shall have paid to Lender all fees, costs, and expenses specified in this Agreement and the Related Documents as are then due and payable.

Representations and Warranties. The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

No Event of Default. There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement or under any Related Document.

MULTIPLE BORROWERS. This Agreement has been executed by multiple obligors who are referred to in this Agreement individually, collectively and interchangeably as 'Borrower." Unless specifically stated to the contrary, the word "Borrower" as used in this Agreement, including without limitation all representations, warranties and covenants, shall include all Borrowers. Borrower understands and agrees that, with or without notice to any one Borrower, Lender may (A) make one or more additional secured or unsecured loans or otherwise extend additional credit with respect to any other Borrower; (B) with respect to any other Borrower alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (C) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security. with or without the substitution of new collateral; (D) release, substitute, agree not to sue, or deal with any one or more of Borrower's or any other Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose: (E) determine how, when and what application of payments and credits shall be made on any indebtedness; (F) apply such security and direct the order or manner of sale of any Collateral, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Lender in its discretion may determine; (G) sell, transfer, assign or grant participations in all or any part of the Loan; (H) exercise or refrain from exercising any rights against Borrower or others, or otherwise act or refrain from acting; (I) settle or compromise any indebtedness; and (J) subordinate the payment of all or any part of any of Borrower's indebtedness to Lender to the payment of any liabilities which may be due Lender or others.

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REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement, as of the dale of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

Organization. Dougherty's Holdings, Inc. is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Texas. Dougherty's Holdings, Inc. is duly authorized to transact business in all other states in which Dougherty's Holdings, Inc. is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Dougherty's Holdings, Inc. is doing business. Specifically, Dougherty's Holdings, Inc. is, and t all times shall be, duly qualified as a foreign corporation in all states n which the failure to so qualify would have a material adverse effect on its business or financial condition. Dougherty's Holdings, Inc. has the full power and authority to own its properties and to transact the business in which itis presently engaged or presently proposes to engage. Dougherty's Holdings, Inc. maintains an office at 16250 Knoll Trail Ste 102, Dallas, TX 75248. Unless Dougherty's Holdings, Inc. has designated otherwise in writing, the principal office is the office at which Dougherty's Holdings, Inc. keeps its books and records including its records concerning the Collateral. Dougherty's Holdings, Inc. will notify Lender prior to any change in the location of Dougherty's Holdings, Inc.'s state of organization or any change in Dougherty's Holdings, Inc.'s name. Dougherty's Holdings, Inc. shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Dougherty's Holdings, Inc. and Dougherty's Holdings, Inc.'s business activities.

DOUGHERTY'S PHARMACY, INC. is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Texas. DOUGHERTY'S PHARMACY, INC. is duly authorized to transact business in all other states in which DOUGHERTY'S PHARMACY, INC. is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which DOUGHERTY'S PHARMACY, INC. is doing business. Specially, DOUGHERTY'S PHARMACY, INC. is, and at all times shall be, duly qualified as a foreign corporation in all slates in which the failure to so qualify would have a material adverse effect on its business or financial condition. DOUGHERTY'S PHARMACY, INC. has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. DOUGHERTY'S PHARMACY, INC. maintains an office at 16250 Knoll Trail Ste 102, Dallas, TX 75248. Unless DOUGHERTY'S PHARMACY, INC. has designated otherwise in writing, the principal office is the office at which DOUGHERTY'S PHARMACY, INC. keeps its books and records including its records concerning the Collateral. DOUGHERTY'S PHARMACY, INC. will notify Lender prior to any change in the location of DOUGHERTY'S PHARMACY, INC.'s state of organization or any change in DOUGHERTY'S PHARMACY, INC.'s name. DOUGHERTY'S PHARMACY, INC. shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasigovernmental authority or court applicable to DOUGHERTY'S PHARMACY, INC. and DOUGHERTY'S PHARMACY, INC.'s business activities.

Dougherty's Pharmacy El Paso, LLC is a limited liability company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Texas. Dougherty's Pharmacy El Paso, LLC is duly authorized to transact business in all other states in which Dougherty's Pharmacy El Paso, LLC is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Dougherty's Pharmacy El Paso, LLC is doing business. Specifically, Dougherty's Pharmacy El Paso, LLC is, and at all times shall be, duly qualified as a foreign limited liability company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Dougherty's Pharmacy El Paso, LLC has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Dougherty's Pharmacy El Paso, LLC maintains an office at 16250 Knoll Trail Ste 102, Dallas, TX 75248. Unless Daugherty's Pharmacy El Paso, LLC has designated otherwise in writing, the principal office is the office at which Daugherty's Pharmacy El Paso, LLC keeps its books and records including its records concerning the Collateral. Dougherty's Pharmacy El Paso, LLC will notify Lender prior to any change in the location of Dougherty's Pharmacy El Paso, LLC's state of organization or any change in Daugherty's Pharmacy El Paso, LLC's name. Daugherty's Pharmacy El Paso, LLC shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shill comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court appll::able to Dougherty's Pharmacy El Paso, LLC and Dougherty's Pharmacy El Paso, LLC's business activities.

Dougherty's Pharmacy Humble, LLC is a limited liability company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Texas. Dougherty's Pharmacy Humble, LLC is duly authorized to transact business in all other states in which Dougherty's Pharmacy Humble, LLC is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Dougherty's Pharmacy Humble, LLC is doing business. Specifically, Dougherty's Pharmacy Humble, LLC is, and at all times shall be, duly qualified as a foreign limited liability company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Dougherty's Pharmacy Humble, LLC has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Dougherty's Pharmacy Humble, LLC maintains an office at 16250 Knoll Trail Ste 102, Dallas, TX 75248. Unless Dougherty's Pharmacy Humble, LLC has designated otherwise in writing, the principal office is the office at which Dougherty's Pharmacy Humble, LLC keeps its books and records including its records concerning the Collateral. Daugherty's Pharmacy Humble, LLC will notify Lender prior to any change in the location of Dougherty's Pharmacy Humble, LLC's state of organization or any change in Dougherty's Pharmacy Humble, LLC's name. Dougherty’s Pharmacy Humble, LLC shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Dougherty's Pharmacy Humble, LLC and Dougherty's Pharmacy Humble, LLC's business activities.

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Dougherty's Pharmacy McAlester, LLC is a limited liability company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Texas. Daugherty's Pharmacy McAlester, LLC is duly authorized to transact business in all other states in which Dougherty's Pharmacy McAlester, LLC is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Dougherty's Pharmacy McAlester, LLC is doing business. Specifically, Dougherty's Pharmacy McAlester, LLC is, and at all times shall be, duly qualified as a foreign limited liability company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Dougherty's Pharmacy McAlester, LLC has the full power and authority to own properties and to transact the business in which it is presently engaged or presently proposes to engage. Dougherty's Pharmacy McAlester, LLC maintains an office at 16250 Knoll Trail Ste 102, Dallas, TX 75248. Unless Dougherty's Pharmacy McAlester, LLC has designated otherwise in writing, the principal office is the office at which Dougherty's Pharmacy McAlester, LLC keeps its books and records including its records concerning the Collateral. Dougherty's Pharmacy McAlester, LLC will notify Lender prior to any change in the location of Daugherty's Pharmacy McAlester, LLC's state of organization or any change in Dougherty's Pharmacy McAlester, LLC's name. Dougherty's Pharmacy McAlester, LLC shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Dougherty's Pharmacy McAlester, LLC and Dougherty's Pharmacy McAlester, LLC's business activities.

Dougherty's Pharmacy Forest Park Danas, LLC is a limited liability company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Texas. Dougherty's Pharmacy Forest Park Dallas, LLC is duly author zed to transact business in all other states in which Dougherty's Pharmacy Forest Park Dallas, LLC is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Dougherty's Pharmacy Forest Park Dallas, LLC is doing business. Specifically, Dougherty's Pharmacy Forest Park Dallas, LLC is, and at all times shall be, duly qualified as a foreign limited liability company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Dougherty's Pharmacy Forest Park Dallas, LLC has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Daugherty's Pharmacy Forest Park Dallas, LLC maintains an office at 16250 Knoll Trail Ste 102, Dallas, TX 75248. Unless Dougherty's Pharmacy Forest Park Dallas, LLC has designated otherwise in writing, the principal office is the office at which Dougherty's Pharmacy Forest Park Dallas, LLC keeps its books and records including its records concerning the Collateral. Daugherty's Pharmacy Forest Park Dallas, LLC will notify Lender prior to any change in the location of Dougherty's Pharmacy Forest Park Dallas, LLC's state of organization or any change in Dougherty's Pharmacy Forest Park Dallas, LLC's name. Dougherty's Pharmacy Forest Park Dallas, LLC shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Dougherty's Pharmacy Forest Park Dallas, LLC and Dougherty's Pharmacy Forest Park Dallas, LLC's business activities.

Dougherty's Pharmacy Springtown, LLC is a limited liability company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Texas. Dougherty's Pharmacy Springtown, LLC is duly authorized to transact business in all other states in which Dougherty's Pharmacy Springtown, LLC is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Dougherty's Pharmacy Springtown, LLC is doing business. Specifically, Daugherty's Pharmacy Springtown, LLC is, and at all times shall be, duly qualified as foreign limited liability company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Dougherty's Pharmacy Springtown, LLC has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Daugherty's Pharmacy Springtown, LLC maintains an office at 16250 Knoll Trail Ste 102, Dallas, TX 75248. Unless Dougherty's Pharmacy Springtown, LLC has designated otherwise in writing, the principal office is the office at which Dougherty's Pharmacy Springtown, LLC keeps its books and records including its records concerning the Collateral. Dougherty's Pharmacy Springtown, LLC will notify Lender prior to any change in the location of Dougherty's Pharmacy Springtown, LLC's state of organization or any change in Dougherty's Pharmacy Springtown, LLC's name. Daugherty's Pharmacy Springtown, LLC shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Dougherty's Pharmacy Springtown, LLC and Dougherty's Pharmacy Springtown, LLC's business activities.

Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

Authorization. Borrower's execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of (a) Borrower's articles of incorporation or organization, or bylaws, or (b) Borrower's articles of organization or membership agreements, or (c) any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower's properties.

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Financial Information. Each of Borrower’s financial statements supplied to Lender truly and completely disclosed Borrower's financial condition as of the date of the statement, and there has been no material adverse change in Borrower's financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.

Legal Effect. This Agreement constitutes, and any Instrument or agreement Borrowers required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Properties. Except as contemplated by this Agreement or as previously disclosed In Borrower's financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower's properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower's properties are titled in Borrower's legal name, and Borrower has not used or filed a financing statement under any other name for at least the last five (5) years.

Hazardous Substances. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) During the period of Borrower's ownership of the Collateral, there has been no release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral. (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental laws; (b) any release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall release any Hazardous Substance on, under, about or from any of the Collateral: and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental laws. Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower's expense and for Lender's purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. The representations and warranties contained herein are based on Borrower's due diligence in investigating the Collateral tor hazardous waste and Hazardous Substances. Borrower hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify, defend, and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the collateral. The provisions of this section of the Agreement, including the obligation to indemnify and defend, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender's acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower's financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged to Lender in writing.

Taxes. To the best of Borrower's knowledge, all of Borrower's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Lien Priority. Unless otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower's Loan and Note, that would be prior or that may in any way be superior to Lender's Security Interests and rights in and to such Collateral.

Binding Effect. This Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

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AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower's financial condition, and (2) all existing and an threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times.

Financial Statements. Furnish Lender with the following:

Additional Requirements.

For Dougherty's Holdings, Inc. the following:

Aging Accounts Receivables. As soon as available, but in no event later than thirty (30) days after the end of each month, an Aging Accounts Receivable Report for the most recent reporting period most recently ended. Said reports shall be in a format reasonably acceptable to Lender.

Borrowing Base Certificate. Within thirty (30) days of end of each month during the term at this Agreement, deliver to Lender a Borrowing Base Certificate. "Borrowing Base Certificate" means a fully completed certificate in a form acceptable to Lender certified to be correct by the chief financial officer of the Borrower or other Borrower representative who shall be approved by Lender. The email, facsimile or other electronic transmission of the Certificate, if in a form acceptable to Lender, shall constitute Borrower's certification that the information therein is true and correct and consistent with Borrower’s internal records.

Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Borrower's balance sheet and income statement for the year ended, prepared by Borrower.

Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Borrower's balance sheet and income statement for the year ended, audited by an independent certified public accountant satisfactory to Lender.

Inventory Report. As soon as available, but in no event later than thirty (30) days after the end of each month, a complete and accurate listing of inventory for the most recent reporting period most recently ended. Said report shall be prepared in a format reasonably acceptable to Lender.

Income Tax Returns. As soon as available, but in no event later than forty-five (45) days after the end of the applicable tiling date, copies of an income tax returns filed with federal, state, and/or local governmental agencies or departments, including all supporting schedules and attachments thereto.

Interim Financial Statements (prepared by Borrower). As soon as available, but in no event later than thirty (30) days after the end of each month, a balance sheet and income statement for the fiscal period most recently ended. Said report shall be prepared by Borrower in a format reasonably acceptable to Lender that includes both direct and contingent liabilities.

For Doughertv's Pharmacy El Paso. 'LLC: Dougherty’s Pharmacy Humble. LLC: Dougherty's Pharmacy McAlester. LLC: Dougherty's Pharmacy Forest Park Dallas. LLC: Dougherty’s Pharmacy Springtown. LLC. the following:

Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Borrower's balance sheet and income statement for the year ended, prepared by Borrower.

For Dougherty's Pharmacy, Inc., the following:

Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Borrower's balance sheet and income statement for the year ended, prepared by Borrower.

Interim Statements. As soon as available, but in no event later than thirty (30) days after the end of each month, a balance sheet and income statement for the fiscal period most recently ended. Said report shall be prepared by Borrower.

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For Ascendant Solutions. Inc., the following:

Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Guarantor 's balance sheet and income statement for the year ended, audited by an independent certified public accountant satisfactory to Lender.

Income Tax Returns. As soon as available, but in no event later than forty-five (45) days after the end of the applicable filing date, copies of all income tax returns filed with federal, state, and/or local governmental agencies or departments, including all supporting schedules and attachments thereto.

All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP. applied on a consistent basis. and certified by Borrower as being true and correct.

Additional Information. Furnish such additional information and statements, as Lender may request from time to time.

Additional Requirements.

For Dougherty's Holdings, Inc. the following:

Minimum Consolidated Debt Service Coverage Ratio. Maintain a Consolidated Debt Service Coverage Ratio of not less than 1.00 to 1.00. "Consolidated Debt Service Coverage Ratio" means for all Borrowers and/or Borrowers ' parent companies, affiliates and subsidiaries: (1) the amount of Borrower's net income after taxes: plus (2) interest, depreciation, and amortization expenses; less (3) any amounts distributed or paid to cover income taxes to members, shareholders or other owners and any other non-discretionary distributions; divided by (4) the sum of Borrower 's Contractual principal and interest payments. "Non-discretionary distributions" means all dividend or other distributions made to members, shareholders or others pursuant to a written agreement or other legally binding obligation as determined for inclusion in the calculation by Lender in its sole discretion. "Contractual principal and interest payments" means all payments for Borrower debt as evidenced by a contract, agreement promissory note, lease or other agreement(s) with Lender or third-parties, as determined for inclusion in the calculation by Lender in its sole discretion. The ratio shall be maintained at all times, will be measured and evaluated by Lender no less than at the end of each month, and will be based upon the rolling average of the month ending totals of said items for the prior twelve (12) months as set forth in Borrower’s financial statements.

Funded Debt to EBITDA Ratio. Maintain a Funded Debt to EBITDA Ratio of not greater than 4.00 to 1.00. "Funded Debt to EBITDA" means the amount of Borrower 's funded debt but excluding (1) accounts payable: (2) accruals; (3) subordinated debt; and, (4) other non-contractual debts, divided by (5) the amount of Borrower's net earnings before interest, taxes, depreciation and amortization expenses. Unfunded Debt means bonds, loans, or other debt with a maturity date this one year or longer from the date of the debt 's origination, or such other debt as may be included in the calculation by Lender in its sole discretion. "EBITDA" means the amount of Borrower's earnings before interest, taxes, depreciation, and amortization, all as reflected in the same applicable period. The ratio shall be maintained at all times, will be measured and evaluated by Lender no less than at the end of each month, and will be based upon the information set forth in Borrower 's financial statements.

Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may require with respect to Borrower's properties and operations, in form, amounts, and coverages reasonably acceptable to Lender and by insurance companies authorized to transact business in Texas. BORROWER MAY FURNISH THE INSURANCE REQUIRED BY THIS AGREEMENT WHETHER THROUGH EXISTING POLICIES OWNED OR CONTROLLED BY BORROWER OR THROUGH EQUIVALENT COVERAGE FROM ANY INSURANCE COMPANY AUTHORIZED TO TRANSACT BUSINESS IN TEXAS. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory ta Lender, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loans, Borrower will provide Lender with such lender's loss payable or other endorsements as Lender may require For Borrower's properties and operations outside of the state of Texas, Borrower shall maintain insurance through insurance companies authorized to transact business in those jurisdictions.

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Insurance Reports. Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured: (3) the amount of the policy (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.

Guaranties. Prior to disbursement of any Loan proceeds, furnish executed guaranties of the Loans in favor of Lender, executed by the guarantor named below on Lender's forms, and in the amount and under the conditions set forth in those guaranties.

Name of Guarantor	Amount
Ascendant Solutions, Inc.	Unlimited

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements.

Loan Proceeds. Use all Loan proceeds solely for Borrower's business operations, unless specifically consented to the contrary by Lender in writing.

Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrowers properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower's books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice ta Lender of any change in executive and management personnel; conduct its business affairs in a reasonable and prudent manner.

Environmental Studies. Promptly conduct and complete, at Borrower's expense, all such investigations, studies, samplings and testings as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or n hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.

Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower's properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender's sole opinion, Lender's interests in the Collateral are not jeopardized. Lender may require Borrower to past adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender's interest.

Inspection. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower's other properties and to examine or audit Borrower's books, accounts, and records and to make copies and memoranda of Borrower's books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.

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Environmental Compliance and Reports. Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of intentional or unintentional action or omission on Borrower's part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activities pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities: shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

LENDER'S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender's interest in the Collateral or if Borrower fails to comply with any provision at this Agreement or any Related Documents, including but not limited to Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower's behalf may (but shall not be obligated to] take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures paid by Lender for such purposes will then bear interest at the Note rate from the date paid by Lender to the date of repayment by Borrower. To the extent permitted by applicable law, all such expenses will become a part of the Indebtedness and, at Lender's option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note: or (C) be treated as a balloon payment which will be due and payable at the Note's maturity.

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Indebtedness and Liens. (1) Except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower's assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower's accounts, except to Lender.

Additional Financial Restrictions.

For Dougherty's Holdings. Inc., the following:

Maximum Capital Expenditures. Make or incur any capital expenditures that, in the aggregate in any fiscal year exceed $200,000.00. "Capital expenditures" means any expenditure to acquire or upgrade a fixed asset including, but not necessarily limited to, equipment, real estate, fixtures, or other asset the expense of which is normally capitalized or amortized for a period exceeding one (1) year.

Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) pay any dividends on Borrower's stock (other than dividends payable in its stock), provided, however that notwithstanding the foregoing, but only so long as no Event of Default has occurred and is continuing or would result from the payment of dividends, if Borrower is a "Subchapter S Corporation" (as defined in the Internal Revenue Code of 1986, as amended), Borrower may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of Borrower's stock, or purchase or retire any of Borrower's outstanding shares or alter or amend Borrower's capital structure.

Loans, Acquisitions and Guaranties. (1) Loan, invest in or advance money or assets to any other person, enterprise or entity, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligation as surety or guarantor other than in the ordinary course of business.

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Pharmacy Acquisitions. (1) Purchase, create or acquire any interest in any other pharmacy store or distributing company, or (2) loan, invest in or advance money or assets to any other person, enterprise or entity far the acquisition of a pharmacy store or distributing company.

Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower's obligations under this Agreement or in connection herewith.

CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if: (A) Borrower or any Guarantor is in default under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender: {B) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt: (C) there occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; or (D) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor's guaranty of the Loan or any other loan with Lender.

RIGHT OF SETOFF. After an Event of Default, and to the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower fails to make any payment when due under the Loan.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s or any Grantor1s property or Borrower's or any Grantor's ability to repay the Loans or perform their respective obligations under this Agreement or any of the Related Documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrowers property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrowers accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

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Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, and Lender believes in good faith that the prospect of payment or performance of the loan is impaired.

Change in Membership. If Borrower or Guarantors a limited liability company, any change in ownership of twenty-five percent (25%) or more of the membership interest of Borrower or Guarantor is an Event of Default.

EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender's option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the "insolvency' subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

GUARANTOR PROVISION. Borrower agrees to deliver to Lender any required Guarantor financial items per the Agreement.

ELECTRONIC COPIES. Lender may copy, electronically or otherwise, and thereafter destroy, the originals of this Agreement and/or Related Documents in the regular course of Lender's business. All such copies produced from an electronic form or by any other reliable means (i.e., photographic image or facsimile) shall in all respects be considered equivalent to an original, and Borrower hereby waives any rights or objections to the use of such copies.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments. This Agreement, together With any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Attorneys' Fees; Expenses. Borrower agrees to pay upon demand all of Lender's costs and expenses, including Lender's reasonable attorneys' fees and Lender's legal expenses, incurred in connection with the enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender's reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including Lender's reasonable attorneys' fees and legal expenses for bankruptcy proceedings {including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Consent to Loan Participation. Borrower agrees and consents to Lender's sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests win be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender· or such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

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Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Texas without regard to Its conflicts of law provisions. This Agreement has been accepted by Lender in the State of Texas.

Choice of Venue. If there is a lawsuit, and it the transaction evidenced by this Agreement occurred in Collin County, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Collin County, State of Texas.

Joint and Several Liability. All obligations of Borrower under this Agreement shall be joint and several, and all references to Borrower shall mean each and every Borrower. This means that each Borrower signing below is responsible for all obligations in this Agreement. Where any one or more of the parties is a corporation, partnership, limited liability company or similar entity, it is not necessary tor Lender to inquire into the powers of any of the officers, directors, partners, members, or other agents acting or purporting to act on the entity's behalf, and any obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Agreement.

No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lenders right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Granter, shall constitute a waiver of any of Lender's rights or of any of Borrowers or any Grantor's obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by tele facsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Borrower agrees to keep Lender informed at ah times of Borrower's current address. Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

Payment of Interest and Fees. Notwithstanding any other provision of this Agreement or any provision of any Related Document, Borrower does not agree or intend to pay, and Lender does not agree or intend to charge, collect, take, reserve or receive (collectively referred to herein as 'charge or collect"), any amount in the nature of interest or in the nature of a fee for the Loan which would in any way or event (including demand, prepayment, or acceleration) cause Lender to contract for, charge or collect more for the Loan than the maximum Lender would be permitted to charge or collect by any applicable federal or Texas state law. Any such excess interest or unauthorized fee will, instead of anything stated to the contrary, be applied first to reduce the unpaid principal balance of the Loan, and when the principal has been paid in full, be refunded to Borrower.

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any person or circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other person or circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Subsidiaries and Affiliates of Borrower. To the extent the context of any provisions of this Agreement makes It appropriate, including without ·limitation any representation, warranty or covenant, the word "Borrower" as used in this Agreement shall include all of Borrower's subsidiaries and affiliates. Notwithstanding the foregoing, however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower's subsidiaries or affiliates.

Successors and Assigns. All covenants and agreements by or on behalf of Borrower contained in this Agreement or any Related Documents shall bind Borrowers successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not, however, have the right to assign Borrower's rights under this Agreement or any interest therein, without the prior written consent of Lender.

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Survival of Representations and Warranties. Borrower understands and agrees that in extending Loan Advances, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the extension of Loan Advances and delivery to Lender of the Related Documents, shall be continuing in nature, shall be deemed made and redated by Borrower at the time each Loan Advance is made, and shall remain in full force and effect until such time as Borrower's Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

Waive Jury. All parties to this Agreement hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by any party against any other party.

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular. as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

Account. The word "Account" means a trade account, account receivable, other receivable, or other right to payment for goods sold or services rendered owing to Borrower (or to a third party granter acceptable to Lender).

Account Debtor. The words "Account Debtor" mean the person or entity obligated upon an Account.

Advance. The word "Advance" means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower's behalf under the terms and conditions of this Agreement.

Agreement. The word "Agreement" means this Business Loan Agreement {Asset Based). as this business loan Agreement (Asset Based) may be amended or modified from time to time. together with all exhibits and schedules attached to this Business Loan Agreement (Asset Based) from time to time.

Borrower. The word "Borrower" means Dougherty's Holdings, Inc.; DOUGHERTY'S PHARMACY, INC.; Dougherty's Pharmacy El Paso, LLC; Dougherty's Pharmacy Humble, LLC; Dougherty's Pharmacy McAlester. LLC; Dougherty's Pharmacy Forest Park Dallas, LLC; and Dougherty's Pharmacy Springtown. LLC and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Borrowing Base. The words "Borrowing Base· mean at any time, the amount computed as Total Borrowing Base on the Borrowing Base Certificate most recently delivered to, and accepted by, the Bank in accordance with this Agreement, and equal to the lesser of:

A. 4,750,000.00. OR,

B. The sum of the following percentages of the value(s) of item(s):

i. (80%) of Eligible Accounts Receivable minus receivables aged 90+ days, contra accounts, US Government accounts, cross aged accounts and foreign/employee accounts;

ii. (85%) of Eligible Inventory of Retail, OTC, and Compound;

iii. (50%) of Eligible Inventory of Gifts, Cosmetics, and Home Medical Equipment.

Said items shall be reflected on Borrower's financial statements submitted to Lender as required by this Agreement.

Borrowing Base Certificate. Means a fully completed certificate in a form acceptable to Lender and certified by the chief financial officer of the Borrower to be correct and delivered to, and accepted by, Lender. The Borrowers' e-mail and fax submission of this Borrowing Base to Lender, shall, if acceptable to Lender, constitute the Borrowers' certification that this Borrowing Base is a true and correct representation at the information contained in the Borrowers' records and financial statements.

Business Day. The words "Business Day" mean a day on which commercial banks are open in the State of Texas.

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Collateral. The word "Collateral" means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factors lien, equipment trust, conditional sale, trust receipt, lien charge, lien or title retention contract. lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise. The word Collateral also includes without limitation all collateral described in the Collateral section of this Agreement.

Eligible Accounts. The words "Eligible Accounts" mean at any time, all of Borrower's Accounts which contain selling terms and conditions acceptable to Lender. The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by Lender in writing, Eligible Accounts do not include:

(1) Accounts with respect to which the Account Debtor is member, employee or agent of Borrower.

(2) Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with Borrower or its shareholders, officers, or directors.

(3) Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional.

(4) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower.

(5) Accounts which are subject to dispute. counterclaim, or setoff.

(6) Accounts with respect to which the goods have not been shipped or delivered or the services have not been rendered, to the Account Debtor.

(7) Accounts with respect to which Lender, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.

(8) Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts: or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

(9) Accounts which have not been paid in full within 90 days from the invoice date.

Eligible Inventory. The words "Eligible Inventory" mean, at any time, all of Borrower's Inventory as defined below, except:

(1) Inventory which is not owned by Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties.

(2) Inventory which Lender, in its sole discretion, deems to be obsolete, unsalable, damaged, defective, or unfit for further processing.

Environmental Laws. The words "Environmental Laws' mean any and all! state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended,42 U.S.G. Section 9601, et seq, ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub, L. No. 99-499 ("SARA'), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act,42 U.S.C. Section 6901, et seq.. or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

Event of Default. The words "Event of Default" mean any of the events of default set forth in this Agreement in the default section of this Agreement.

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Expiration Date. The words "Expiration Date" mean the date of termination of Lender's commitment to lend under this Agreement. GAAP. The word "GAAP" means generally accepted accounting principles.

Grantor. The word "Granter" means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

Guarantor. The word "Guarantor" means any guarantor, surety, or accommodation party of any or all of the Loan.

Guaranty. The word "Guaranty" means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

Hazardous Substances. The words "Hazardous Substances" mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words "Hazardous Substances" are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term "Hazardous Substances" also includes, without limitation, petroleum and petroleum by products or any fraction thereof and asbestos.

Indebtedness. The word "Indebtedness ' means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.

Inventory. The word "Inventory" means all of Borrower's raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which Borrower now has or hereafter acquires any right, whether held by Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing. Inventory includes inventory temporarily out of Borrower's custody or possession and all returns on Accounts.

Lender. The word Lender" means First National Bank of Omaha, its successors and assigns.

Loan. The word "Loan" means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

Note. The word 'Note" means any and all of Borrower's liabilities, obligations and debts to Lender, now existing or hereinafter incurred or created, including, without limitation, all loans, advances, interest, costs debts, overdraft indebtedness, credit card indebtedness, lease obligations, liabilities and obligations under interest rate protection agreements or foreign currency exchange agreements or commodity price protection agreements, other obligations, and liabilities of Borrower together with all modifications, increases, renewals, and extensions of the aforementioned. Additionally, hereby incorporated as if fully set forth herein are the terms and conditions of any promissory note, agreement or other document executed by Borrower and/or Lender indicating this security instrument or the property described herein shall be considered "Collateral" securing such promissory note, agreement, or other instrument, or any similar reference.

Permitted Liens. The words 'Permitted lens' mean (1) liens and security interests securing Indebtedness owed by Borrower to Lender; (2) liens for taxes assessments, similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled "Indebtedness and Liens"; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets.

Primary Credit Facility. The words "Primary Credit Facility" mean the credit facility described in the Line of Credit section of this Agreement.

Related Documents. The words "Related Documents" mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents whether now or hereafter existing executed in connection with the Loan.

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Security Agreement. The words "Security Agreement" mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

Security Interest. The words "Security Interest" mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract or otherwise.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT (ASSET BASED) AND BORROWER AGREES TO ITS TERMS. THIS BUSINESS LOAN AGREEMENT (ASSET BASED) IS DATED JULY 1, 2016.

BORROWER:

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